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                                                                    THE HARTFORD

September 10, 2009

Hartford Life and Accident Insurance Company
Hartford Life and Annuity Insurance Company
Simsbury, Connecticut

Dear Sirs or Madams:

This letter shall serve as notice pursuant to Section 7 of that certain Guarantee Agreement (the "Agreement") dated as of August 20, 1993 between Hartford Life and Accident Insurance Company ("HLA") and Hartford Life and Annuity Insurance Company ("ILA") that HLA is terminating its obligations under the Agreement, as provided in Section 7, effective as of the close of business 30 days after the date of this termination notice. This termination is effective only with respect to insurance contracts issued or assumed after the effective date of termination: such termination does not affect HLA's continuing liability with respect to all North Carolina insurance contracts issued or assumed prior to the termination date.

Very truly yours,

Hartford Life and Accident Insurance Company

By:    /s/ Gregory M. Mateja
       --------------------------------
Name:  Gregory M. Mateja
Title: Vice President

Acknowledged,

Hartford Life and Annuity Insurance Company

By:    /s/ Ernest M. McNeill, Jr.
       --------------------------------
Name:  Ernest M. McNeill, Jr.
Title: Senior Vice President


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                              GUARANTEE AGREEMENT

Agreement between Hartford Life and Accident Insurance Company ("HLA") and ITT Hartford Life and Annuity Insurance Company, its wholly owned subsidiary ("ILA"), effective as of August 20, 1993.

                                  WITNESSETH:

WHEREAS, ILA is an indirect wholly owned subsidiary of HLA; and

WHEREAS, the North Carolina Insurance Department requires a guarantee from the parent of ILA as a condition to allowing ILA to write variable contracts, without limit, in North Carolina; and

WHEREAS, HLA is willing to guarantee the capacity of ILA to pay legitimate insurance contract claims and benefits under all its North Carolina insurance contracts;

WHEREAS, the corporate interests of HLA, the ultimate parent of ILA, will be enhanced by extending such a guarantee.

NOW, THEREFORE, the parties agree as follows:

                                   SECTION 1.

                                   GUARANTEE

In consideration of the foregoing and for other valuable consideration, the receipt of which is hereby acknowledged, HLA unconditionally guarantees to ILA on behalf of and for the benefit of ILA and owners of North Carolina insurance contracts issued or assumed by ILA during the term of this Agreement, it will, on demand, make funds available in cash to ILA for the timely payment of contractual claims and benefits under such insurance contracts. This Agreement is not, and nothing herein contained or done pursuant thereto by HLA shall be deemed to constitute, a direct or indirect guarantee by HLA of the payment of any debt or other obligation, indebtedness or liability, of any kind or character whatsoever, of ILA, except as provided in this Section 1.

                                   SECTION 2.

                           OBLIGATIONS UNCONDITIONAL

The obligations of HLA under this Guarantee are unconditional to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge of a surety or guarantor, it being the intent of this Guarantee that the obligations of HLA hereunder shall be absolute and unconditional under any circumstances and shall not be discharged except by payment.

HLA hereby expressly waives diligence, presentment, notice of acceptance and any requirement that ILA exhaust any right, power or remedy or proceed against any obligor.

                                   SECTION 3.

                                  SUBROGATION

HLA hereby unconditionally agrees that until the payment and satisfaction in full of any contract payments guaranteed hereby, it shall not exercise any right or remedy arising by reason of any performance by them of this Guarantee, whether by subrogation or otherwise, against ILA.

                                   SECTION 4.

                                    REMEDIES

HLA agrees that as to it on the one hand, and contract owners on the other hand, the obligations of ILA guaranteed hereunder may be declared to be forthwith due and payable at the maturity dates as provided in the contracts notwithstanding any stay provided for by the Federal Bankruptcy Code (or any successor legislation), preventing such declaration as against ILA and that, in the event of any such declaration, such

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obligations (whether or not due and payable by ILA) shall forthwith become due and payable by HLA for purposes of this Guarantee.

                                   SECTION 5.

                                   NO WAIVER

No failure on the part of ILA to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy hereunder preclude any other further exercise thereof or the exercise of any other right or remedy.

                                   SECTION 6.

                         CONTINUING EFFECT: ASSIGNMENT

This Guarantee is a continuing guarantee and subject to the provision of Section 8 hereof (i) shall apply to all North Carolina insurance contracts issued or assumed by ILA during the term of this Agreement, (ii) shall remain in full force and effect until payment in full of such contractual liabilities, (iii) shall be binding upon HLA, its successors and assigns, and (iv) shall inure to the benefit of, and be enforceable by, ILA, their successors and assigns.

                                   SECTION 7.

                     AMENDMENT, MODIFICATION OR TERMINATION

This Guarantee may not be amended or modified, provided, however, HLA may terminate its obligations hereunder by giving written notice of such termination to ILA at least thirty (30) days prior to such termination (the "Termination Date"). Such termination shall not affect HLA's continuing liability with respect to all North Carolina insurance contracts issued or assumed prior to the Termination Date.

                                   SECTION 8.

                                 GOVERNING LAW

This Guarantee is a guarantee of payment and not of collection, and shall be governed by and construed in accordance with the law of the State of Connecticut.

                                   SECTION 9.

                                  COUNTERPARTS

This Guarantee may be executed in any number of counterparts and each of such counterparts shall for any purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same Guarantee.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement.

                                  HARTFORD LIFE AND ACCIDENT
                                  INSURANCE COMPANY
DATE:  8/13/93                    BY:       /s/ Michael Wilder
       -------------------------            -----------------------------------
                                  ITS:      Secretary

                                  ITT HARTFORD LIFE AND ANNUITY
                                  INSURANCE COMPANY
DATE:  8/13/93                    BY:       /s/ Michael Wilder
       -------------------------            -----------------------------------
                                  ITS:      Secretary